Exhibit 10.9

REVOLVING PROMISSORY NOTE

Omaha, Nebraska	$3,500,000.00
Note Date: June 23, 2003	Maturity Date: July 24, 2003

On or before July 24, 2003, LSCP, L.P. (“BORROWER”) promises to pay to the order of First National Bank of Omaha (“BANK”) at any of its offices in Omaha, Nebraska the principal sum hereof, which shall be Three Million Five Hundred Thousand and no/100 ($3,500,000.00) Dollars or so much thereof as may have been advanced by BANK and shown on the records of the BANK to be outstanding, under this Note and the loan agreement executed by the BANK and BORROWER dated as of July 25, 2002, as it may, from time to time, be amended.

Interest on the principal amount outstanding shall accrue based on a one month LIBOR +380bps. Interest shall be calculated on the basis of a 360-day year, counting the actual number of days elapsed. Interest on this promissory note shall be payable monthly.

The interest rate applicable to this promissory note is subject to reduction after a date six months subsequent to CONSTRUCTION COMPLETION DATE, based on the business results of BORROWER.  During any three month INTEREST PERIOD that BORROWER maintains the following ratios, measured for the prior INTEREST PERIOD, the interest rates will adjust accordingly:

If INDEBTEDNESS to NET WORTH is:	Interest rate will be:

Greater than 1.30 : 1.00	one month LIBOR plus 380 basis points
Greater than 1.10 : 1.00, but less than or equal to 1.30 : 1.00	one month LIBOR plus 355 basis points
Greater than .90 : 1.00, but less than or equal to 1.10 : 1.00	one month LIBOR plus 330 basis points
Greater than .70 : l.00, but less than or equal to .90 : 1.00	one month LIBOR plus 305 basis points
Less than or equal to .70 : 1:00	one month LIBOR plus 280 basis points

This note is executed pursuant to a Construction Loan Agreement dated as of July 25, 2002, between BANK and BORROWER (the “LOAN AGREEMENT”).  The LOAN AGREEMENT contains additional terms of this Note, including, but not limited to enumerated events of default, and the granting of liens to secure BORROWER’s performance. All capitalized terms not otherwise defined herein shall have the same meanings as set forth in the LOAN AGREEMENT.

As provided in the LOAN AGREEMENT, upon any such enumerated default, BANK may accelerate the due date of this Note and declare all obligations set forth herein immediately due and payable, and BANK shall also have such other remedies as are described in the LOAN AGREEMENT and are provided by law. All makers and endorsers hereby waive presentment, demand, protest and notice of dishonor, consent to any number of extensions and renewals for any period without notice; and consent to any substitution, exchange or release of collateral, and to the addition or releases of any other party primarily or secondarily liable.

Executed as of the 23rd day of June, 2003.

LSCP, L.P., an Iowa Limited Partnership by Little Sioux Corn Processors, L.L.C., Its general partner

By:	/s/ Daryl J. Haack
Daryl J. Haack, President